UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2003

GENE LOGIC INC.

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

0-23317	06-1411336

(Commission File No.)	(IRS Employer Identification No.)

708 Quince Orchard Road
Gaithersburg, Maryland 20878

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (301) 987-1700

Item 5. Other Events and Required FD Disclosure

     In accordance with the Agreement and Plan of Merger (the “Merger Agreement”), dated February 25, 2003, by and among Gene Logic Inc. (“Gene Logic”), TherImmune Research Corporation (“TherImmune”), GLA II Corp. and Edward J. Krause, III solely in his capacity as Securityholders’ Representative, the purchase price has been determined. Pursuant to the Merger Agreement, as final consideration to stock and option holders, Gene Logic has paid approximately $30.4 million in cash and has issued 3,927,214 shares of Common Stock, with a value of approximately $20.9 million based on Gene Logic’s closing price as determined pursuant to the Merger Agreement, of which a portion has been escrowed to satisfy potential indemnification obligations. In addition, after the consummation of the acquisition of TherImmune, Gene Logic used approximately $3.5 million to retire certain TherImmune debt.

     On April 25, 2003, Gene Logic filed with the Securities and Exchange Commission its proxy statement in connection with its 2003 Annual Meeting of Stockholders. The following information with respect to Stephen J. Trevisan, a newly appointed officer and director of Gene Logic, and the former Chief Executive Officer of TherImmune, was disclosed in the proxy statement under the heading “Certain Transactions”:

On April 1, 2003, the Company completed the acquisition of TherImmune, in which Stephen J. Trevisan and certain members of his immediate family held stock and, in some instances, options to purchase stock.

In connection with the acquisition of TherImmune, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Mr. Trevisan’s shares of TherImmune stock were converted into the right to receive a certain amount of cash and 515,126 shares of Gene Logic Common Stock and his vested and unvested options to purchase stock of TherImmune were terminated in exchange for the right to receive a certain amount of cash. The following members of his family received cash and the following numbers of shares of Gene Logic stock as consideration for their shares of TherImmune stock in accordance with the terms of the merger: Carl M. Trevisan (brother), 161,392 shares; Eileen M. Trevisan (mother), 16,483 shares; Michael Trevisan (brother), 15,460 shares; Peter Trevisan (brother), 15,460 shares; David and Anne Kane (sister and her husband), 38,650 shares. Mr. Trevisan’s brother Carl also received cash in the merger in connection with cancellation of his options in TherImmune.

The merger consideration paid by the Company pursuant to the merger was finally adjusted based on the liabilities set forth on TherImmune’s closing date balance sheet, following a negotiation between Stephen J. Trevisan, the former Chief Executive Officer of TherImmune, and Mark D. Gessler, the Company’s Chief Executive Officer, in accordance with the terms of the Merger Agreement. In addition, under the Merger Agreement, TherImmune made certain representations and warranties, which survive the closing of the merger for eighteen months. Of the consideration otherwise payable to stock and option holders of TherImmune, five percent has been placed in an escrow to satisfy their indemnification obligations, on a pro rata basis in accordance with the TherImmune stock ownership and option ownership of each stock and option holder, for any breach of the TherImmune representations and warranties. Under these provisions, the following cash and shares are being held in escrow for the following persons: Stephen J. Trevisan – $139,556 and 25,756 shares; Carl M. Trevisan – $43,724 and 8,070 shares; Eileen M. Trevisan – $4,466 and 824 shares; Michael Trevisan – $4,188 and 773 shares; Peter Trevisan – $4,188 and 773 shares; David and Anne Kane – $10,471 and 1,933 shares.

In the Merger Agreement, the Company has agreed to file with the SEC a registration statement on Form S-3 to register for resale all of the shares of Gene Logic Common Stock issued in the merger, including those held by Mr. Trevisan and the members of his family. The Company agreed to use its best efforts to cause such registration statement to become effective within 120 days of the Closing of the merger. The Company agreed to use its reasonable efforts to maintain such registration statement in effect for 30 days and agreed to pay all costs of registration.

The Company also has agreed to indemnify the TherImmune stockholders, including Mr. Trevisan and members of his family, for breaches of representations and warranties made by the Company in the Merger Agreement. The Company further agreed to provide certain indemnification to the former officers and directors of TherImmune, including Mr. Trevisan and his brother, Carl M. Trevisan, a former director of TherImmune, for certain liabilities arising out of their actions as officers and directors prior to the closing in an amount up to $500,000. The Company’s indemnification obligations under the Merger Agreement are capped at an aggregate amount equal to 5% of the consideration paid in the merger to the securityholders.

The Company entered into an employment agreement with Stephen J. Trevisan, the former Chief Executive Officer of TherImmune, pursuant to which he was named Executive Vice President of the Company and appointed to the Company’s Board of Directors immediately after the closing of the merger. Mr. Trevisan’s agreement provides for an annual salary of $300,000, an annual target bonus of $120,000 and the grant of an option for 100,000 shares of Company Common Stock under the Company’s 1997 Equity Incentive Plan (the “Incentive Plan”) exercisable at the fair market value on the date of grant (April 1, 2003) which vest in equal monthly increments over four years, subject to accelerated vesting in case Mr. Trevisan is terminated following a change of control. His agreement also provides for payment of one year’s base salary and target bonus (less bonus previously paid for the year) then in effect, upon termination of employment within the first thirteen months by the Company without cause or by Mr. Trevisan for good reason (as defined in the employment agreement). Thereafter, he will be entitled to six months’ base salary upon termination by the Company without cause (as defined in the employment agreement). After thirteen months, Mr. Trevisan will be included in the Company’s Executive Severance Plan (the “Retention Plan”), providing among other things for acceleration of stock option vesting upon a change of control, and severance payments equal to one year’s base salary and target bonus (less bonus previously paid for the year) in the event of termination without cause by Gene Logic or its successor or for good reason by Mr. Trevisan (as defined in the Retention Plan), within three months before or 13 months following a change of control. The plan also provides for payments of six months of base salary and the target bonus (less bonus previously paid for the year) and certain Cobra health premium payments in the event of death or disability within the covered period. Payments under the Retention Plan are in lieu of severance otherwise payable under the employment agreement.

     In addition, the Company has issued options under the Incentive Plan to former TherImmune employees, other than Mr. Trevisan, now working for the combined companies, for approximately 245,000 shares of Gene Logic Common Stock.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gene Logic Inc.

Dated: April 25, 2003	By:	/s/ Philip L. Rohrer, Jr. Philip L. Rohrer, Jr. Chief Financial Officer